Exhibit 99.1

Nemaura Medical Reports Quarterly Results for First Quarter Ended June 30, 2019

Loughborough, England – August 9, 2019 – Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura”), a medical technology company focused on the commercialization of SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) for use by diabetics and pre-diabetics, today reported financial results for the first quarter ended June 30, 2019.

Recent Highlights and Accomplishments:

• Nemaura announced an $8 Million Debt Facility provided by existing, long-term investors.

o	The credit facility is at 8% interest, with interest payments due quarterly and principal due in full at maturity in five years. The credit facility has no stock, warrants, or equity related instruments, or other associated expenses.
o	With adequate cash on hand and the credit facility, along with anticipated revenue, Management has instructed Maxim to suspend all ATM activities.
•	Nemaura announced the first shipments of SugarBEAT® CGM devices to diabetic and pre-diabetic patients as part of its first phase of commercial launch.
o	Initial demand for SugarBEAT® is exceeding Management’s expectations with nearly 20,000 expressions of interest from diabetic and pre-diabetic patients.
o	Nemaura’s commercial rollout program for SugarBEAT® follows its recent CE mark approval in Europe.
o	Management intends to provide shareholders with regular updates regarding commercialization progress.

• Nemaura appointed Chris Avery as Vice President of Global Business Operations to support the global commercial launch of SugarBEAT®.

o	Mr. Avery brings over 30 years of senior experience in the healthcare industry with a focus on launching products, establishing distribution channels, and developing international relationships.

o	Mr. Avery served as Senior Vice President of Business Development at Dallas Burston Ethitronix (DBE), where he was heavily involved in establishing and overseeing the Collaboration Agreement with Nemaura to commercialize SugarBEAT® in Europe.
o	Mr. Avery oversaw the pre-launch phase for the distribution of SugarBEAT®, cultivating relationships with suppliers and diabetes key opinion leaders.

• Nemaura submitted its De Novo 510(k) Application for SugarBEAT® to the Food and Drug Administration.

o  Management will be providing an FDA update to shareholders later this quarter.

Dr. Faz Chowdhury, CEO of Nemaura commented, “We have bolstered our financial position to better support the commercial launch of SugarBEAT®, which is underway, and we completed our FDA 510(k) submission. I personally want to thank each of our shareholders as they have patiently stood by our Company through our development cycle and our very recent transition to initiation of commercial sales. Given our cash position, our credit line, expected revenue, and the significant potential value of our business, we believe we are in our strongest financial position to date, and have voluntarily suspended the ATM with Maxim.”

First Quarter 2019 Results:

•	Research and development expenses increased to $556,183 for the quarter ending June 30, 2019, an increase of $126,644 for the same quarter in 2018.
•	General and administrative expenses increased to $699,008 for the quarter ended June 30, 2019, compared with $342,424 for the same quarter in 2018.
•	The Company’s comprehensive loss was $1,267,016 for the quarter ended June 30, 2019, an increase of $269,253 for the same quarter in 2018.
•	At June 30, 2019, the Company’s combined cash balance was $3,068,541. In addition, as part of the Debt Facility recently provided by investors, the Company is immediately able to draw down on the first $3,500,000, which will help fund the Company’s European launch of SugarBEAT®.

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NASDAQ: NMRD), is a medical technology company commercializing SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) designed to help people with diabetes and pre-diabetics better manage their glucose levels by spending more time in range. Insulin users can adjunctively use SugarBEAT® when calibrated by a finger stick reading. SugarBEAT® consists of a daily, disposable adhesive skin-patch connected to a small form factor rechargeable transmitter, connected via Bluetooth to a specially designed mobile application, which displays glucose readings at five-minute intervals throughout the day.

For more information visit:

www.NemauraMedical.com

www.SugarBEAT.com

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s SugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell SugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to SugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Crescendo Communications, LLC
212-671-1021
NMRD@crescendo-ir.com